Exhibit 99.1

BIOHITECH GLOBAL, Inc.
80 Red Schoolhouse Road, Suite 101 Chestnut Ridge, NY 10977

BioHiTech Global Acquires Minority Interest in the Nation's First MBT Municipal Solid Waste Resource Recovery Facility

Entsorga West Virginia Facility is expected to begin commissioning in Q4 2017, using patented process to reduce greenhouse gas emissions and produce EPA approved Solid Recovered Fuel

CHESTNUT RIDGE, NY – MARCH 29, 2017 – BioHiTech Global, Inc. (“BioHiTech” or the “Company”) (OTCQB: BHTG), a green technology company that develops and deploys cost effective sustainable waste management solutions, announced today that it acquired a 17.2% equity interest in the nation’s first Resource Recovery Facility utilizing a proprietary Mechanical Biological Treatment (MBT) technology for the disposal and recycling of mixed municipal solid waste (MSW). BioHiTech, through its interest in Apple Valley Waste Conversions, has the exclusive development rights for this technology in eleven states in the northeast US and the District of Columbia.

The state-of-the-art waste-to-solid fuel plant which utilizes a patented process developed by Entsorgafin S.p.A., an Italian engineering firm, is currently under construction in Martinsburg, West Virginia, and is expected to begin commissioning in Q4 2017. Once complete, the facility is being partially financed with a $25 million tax-exempt bond issued by the West Virginia Economic Development Authority. The facility will receive MSW through a 10 year contract with a regional waste hauler, 40-50% of which, will be converted into a clean burning EPA approved alternative fuel (Solid Recovered Fuel or SRF) through the patented MBT process. The facility has also entered into a ten-year contract for the sale of the SRF with a privately held company in West Virginia that intends to use the SRF as an approved supplement to fossil fuels in the production of cement. With approximately 80% of the incoming waste being diverted from landfills, the Company estimates the reduction in landfill waste disposal will result in a greenhouse gas (GHG) emission reduction of 28,000 tons per year of carbon dioxide (or carbon dioxide equivalent).

BioHiTech acquired the 17.2% interest in Enstorga West Virginia, LLC, a privately held holding company that owns the facility, in exchange for a cash payment of $1,034,000 and has an option to acquire an additional 22.8% for approximately $1.4M. The Company sold a series of convertible notes to fund the acquisition.

“We continue to focus on the application of proven, cost-effective and disruptive technologies to traditional waste management,” said CEO of BioHiTech Global, Frank E. Celli. “As more and more companies target 'Zero Waste' initiatives and state governments continue to implement regulations to foster more environmental responsibility, we are driving cost effective solutions into the marketplace. Our goal is to make doing the right thing also a smart business decision. Unlike other “clean tech” solutions, Entsorga’s technology does not require government subsidies or additional premiums for waste disposal. We expect this facility to have a positive impact on our financials beginning in 2018, and plan to use it as a showcase to demonstrate to businesses and municipalities that there is an economically feasible clean alternative for organic and inorganic waste disposal. With this facility commencing operations later this year and with the development rights for this technology in other states, we are poised to enter into a new phase of growth at BioHiTech to build lasting value for our stockholders for years to come.”

About BioHiTech Global

BioHiTech Global (OTCQB: BHTG), “The Company” headquartered in Chestnut Ridge NY, develops and deploys innovative and disruptive waste management technologies. The combined offerings of BioHiTech Global offer our customers a full suite of technology based disposal options capable of having a significant impact on waste generation while providing a true zero landfill environment. With options for both on and off site biological treatment of waste, BioHiTech Global is a leader in zero waste solutions for businesses and municipalities. For more information, please visit www.biohitechglobal.com.

About Entsorga West Virginia

Entsorga West Virginia LLC, prior to BioHiTech’s investment, was a joint venture between Apple Valley Waste Technologies, LLC. and Entsorga USA. Entsorga Italia S.p.A. (parent of Entsorga USA) is based in Tortona, Italy and was founded in 1997 on the basis of leveraging technology to improve environmental protection and standards. Today, Entsorga is a leading provider of biological treatment solutions for both organic and municipal solid wastes in Italy, United Kingdom, Slovenia, Eastern Europe and Greece. Entsorga has developed a comprehensive suite of solutions aimed at improving environmental protection including the HEBioT MBT system, which will be used by Entsorga West Virginia. For more information, please visit www.entsorgawv.com.

Forward Looking Statements

Statements in this document contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on many assumptions and estimates and are not guarantees of future performance. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of BioHiTech Global, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. BioHiTech Global, Inc. assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as “Risk Factors” in our filings with the Securities and Exchange Commission (“SEC”). There may be other factors not mentioned above or included in the BioHiTech’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. BioHiTech Global, Inc. assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Company Contact:

BioHiTech Global, Inc.

Lisa Giovannielli

Director of Corporate Communications

Direct: 845-262-1081

lgiovannielli@biohitech.com

www.biohitechglobal.com

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